Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.0001 par value, of Ascent Solar Technologies, Inc. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement on the dates set forth below.

ARION AGROPHOTOVOLTAIC PRIVATE LIMITED

/s/ Tan Keng Tiong	Date: April 17, 2023
Name: Tan Keng Tiong
Title: Director and CEO

/s/ James H. Carroll	Date: April 17, 2023
Johannes Kuhn by James H. Carroll attorney-in-fact

/s/ James H. Carroll	Date: April 17, 2023
Ute Kuhn by James H. Carroll attorney-in-fact